EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CRAFT BREW ALLIANCE REPORTS PRELIMINARY FINANCIAL RESULTS
FOR 2014; POSITIVE OUTLOOK FOR 2015

Double Digit Growth in Net Sales, Shipments, and Earnings per Share;
Robust 130 Basis Point Gross Margin Expansion Underscore Record Year for Craft Brew Alliance

Portland, Ore. (February 5, 2015) – Craft Brew Alliance, Inc. (“CBA”) (Nasdaq: BREW), a leading craft brewing company, today announced preliminary financial results for the fourth quarter and year ended December 31, 2014. The results underscore a record year and reflect the Company’s progress in driving sustainable topline growth in an increasingly competitive market while strengthening its bottom line. The Company also shared high-level guidance for continued growth in 2015.

Select preliminary, unaudited results for the full year 2014:
•	Net sales increased 12% over the prior year, exceeding the $200 million milestone, which reflects continued momentum across our core brand families, Kona Brewing, Widmer Brothers Brewing, Redhook Ale Brewery, and Omission Beer.
•	Shipments grew 10%, compared to 4% in 2013, due primarily to increasing consumer demand in key markets and ongoing efforts to normalize wholesaler inventory levels.
~~•~~	Despite an approximate 25% reduction in SKUs, depletions grew 7%, compared to 11% in 2013, further underscoring the strength of our Kona Brewing, Widmer Brothers, Redhook, and Omission brands.
~~•~~	Gross margin expanded by 130 basis points to 29.4% in 2014, compared to 28.1% in 2013, which highlights our continued achievement in driving core business health as we steer towards our long-term gross margin target of 35% in 2017.
•	Contract brewing and beer related sales increased by 33% over the prior year.
•	Selling, general and administrative expense (“SG&A”) grew by $6.5 million to $53.0 million, which is 26% of net sales and level with SG&A percentage of net sales in 2013.
•	Diluted earnings per share (“EPS”) increased to $0.16 compared to 2013 EPS of $0.10.
•	Capital expenditures were approximately $15.8 million, compared to $9.9 million in 2013, and primarily represent capacity and efficiency improvements, quality initiatives, and restaurant and retail enhancements.

Select preliminary results for the fourth quarter 2014:
•	Net sales and beer shipments grew 7% and 6%, respectively, in the fourth quarter.
•	Depletions grew 2% over the fourth quarter of 2013, which primarily reflects the SKU rationalization of seasonals across the portfolio.
•	Q4 gross margin increased by 280 basis points to 28.8% compared to the fourth quarter last year, reflecting the benefit of the first full quarter of brewing from the Memphis brewery, as well as procurement savings.
•	EPS was $0.04 for the quarter, compared to EPS of $0.04 in the fourth quarter of 2013.

Craft Brew Reports Preliminary 2014 Results and Provides 2015 Financial Outlook

“Across the board, 2014 was a milestone year for CBA, and I am incredibly proud of the entire team for their focus and commitment to achieving these record results in an increasingly competitive market,” said Andy Thomas, chief executive officer, CBA. “At the beginning of the year, we communicated two key focus areas – continue driving sustainable topline growth while meaningfully improving our gross margin. From passing the $200 million sales mark, to expanding our gross margin by 130 basis points, to successfully bringing our Memphis brewing operations online before summer, we demonstrated the exceptional results that we can achieve when the right focus, right team and right strategy are in place. For 2015, we remain focused on creating continued sustainable growth across our core business, further strengthening our bottom line, and planting seeds in business development that will enable us to fully realize the benefits of CBA’s advantaged strategy well into the future.”

Anticipated financial highlights for 2015:
•	Owned beer shipment growth between 6% and 8%. [Note: The Company is adjusting its guidance in response to analyst feedback and to align with industry practices. It will not provide annual depletion guidance in financial press releases but will share actuals on analyst calls and in 10-K and 10-Q filings.]
•	Average price increase of 1% to 2%.
•	A growth of 10% to a decline of 10% in contract brewing revenue as we continue to manage the most efficient use of our owned capacity.
•	Gross margin rate of 30.5% to 31.5%. Through ongoing efforts to optimize our brewing locations and improve our capacity utilization and efficiency, we continue to expect gross margin expansion to 35% in 2017.
•	SG&A expense ranging from $58 million to $62 million, primarily reflecting reinvestment into our sales and marketing infrastructure, as well as expanded consumer and trade programming.
•	Capital expenditures of approximately $17 million to $21 million, as we continue to make investments in capacity and efficiency improvements; quality, safety and sustainability initiatives; and restaurant and retail.

Forward-Looking Statements
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including shipments and sales growth, price increases, level of contract brewing revenue and gross margin rate improvement, the level or effect of SG&A expense and business development, the amount of capital spending, and the benefits or improvements to be realized from strategic initiatives and capital projects, are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2013. Copies of these documents may be found on the Company’s website, www.craftbrew.com, or obtained by contacting the Company or the SEC.

About Craft Brew Alliance
CBA is a leading craft brewing company, which brews, brands and markets some of the world’s most respected and best-loved American craft beers.

The company is home to three of the earliest pioneers in craft beer: Redhook Ale Brewery, Washington’s largest craft brewery founded in 1981; Widmer Brothers Brewing, Oregon’s largest craft brewery founded in 1984; and Kona Brewing Company, Hawaii’s oldest and largest craft brewery founded in 1994. As part of Craft Brew Alliance, these craft brewing legends have expanded their reach across the U.S. and more than 15 international markets.

Craft Brew Reports Preliminary 2014 Results and Provides 2015 Financial Outlook

In addition to growing and nurturing distinctive brands rooted in local heritage, Craft Brew Alliance is committed to developing innovative new category leaders, such as Omission Beer, which is the #1 beer in the gluten free beer segment, and Square Mile Cider, a tribute to the early American settlers who purchased the first plots of land in the Pacific Northwest.

Publicly traded on NASDAQ under the ticker symbol BREW, Craft Brew Alliance is headquartered in Portland, OR and employs more than 750 people and operates five breweries and five pub restaurants across the U.S. For more information about CBA and its brands, please visit www.craftbrew.com.

Media Contact:	Investor Contact:
Jenny McLean	Edwin Smith
Craft Brew Alliance, Inc.	CraftBrew Alliance, Inc.
(503) 331-7248	(503) 972-7884
jenny.mclean@craftbrew.com	ed.smith@craftbrew.com

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